EXHIBIT 4.1

PROMISSORY NOTE

1. THE PARTIES. On December 28, 2021, Bloomios Inc. of 201 W Montecito Street, Santa Barbara, California, 93101 with Michael Hill acting as CEO, referred to as the “Borrower”,

HAS RECEIVED AND PROMISES TO PAY:

AGPL Acquisition Inc. of 201 W Montecito Street, Santa Barbara, California, 93101 with Barrett Evans acting as CEO, referred to as the “Lender”, the sum of $150,000.00 US Dollars, referred to as the “Borrowed Money”, with interest accruing on the unpaid balance at a rate of 12 percent (%) per annum, referred to as the “Interest Rate”, beginning on December 28, 2021, under the following terms and conditions:

2. PAYMENTS. The full balance of this Note, including any accrued interest and late fees, is due and payable On Demand but in no event later than December 29, 2022, referred to as the “Due Date”. The Borrowed Money shall be paid at any time as long as it is before the Due Date and not in violation of any Prepayment Penalties as mentioned in Section 6.

In addition, money that is not paid on-time for any installment will be charged an increased Interest Rate of 20 percent (%) per annum beginning the day payment was due and ending when the payment is made.

3. SECURITY. There shall be no Security put forth by the Borrower in this promissory note.

4. INTEREST DUE IN THE EVENT OF DEFAULT. In the event the Borrower fails to pay the note in full on the Due Date, the unpaid principal shall accrue interest at the maximum rate allowed by law until the Borrower is no longer in default.

5. ALLOCATION OF PAYMENTS. Payments shall be first credited to any late fees due, then to interest due and any remainder will be credited to principal.

6. PREPAYMENT. Borrower may prepay this Note without penalty.

7. ACCELERATION. If the Borrower is in default under this Note or is in default under another provision of this Note, and such default is not cured within the minimum allotted time by law after written notice of such default, then Lender may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable.

8. ATTORNEYS’ FEES AND COSTS. Borrower shall pay all costs incurred by Lender in collecting sums due under this Note after a default, including actual attorneys’ fees. If Lender or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

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9. WAIVER OF PRESENTMENTS. Borrower waives presentment for payment, a notice of dishonor, protest, and notice of protest.

10. NON-WAIVER. No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

11. SEVERABILITY. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

12. INTEGRATION. There are no verbal or other agreements that modify or affect the terms of this Note. This Note may not be modified or amended except by a written agreement signed by Borrower and Lender.

13. CONFLICTING TERMS. The terms of this Note shall have authority and precedence over any conflicting terms in any referenced agreement or document.

14. NOTICE. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed below.

15. GUARANTORS. There shall be no person or entity, under the terms of this Note, that shall be responsible for the payment, late fees, and any accrued interest other than the Borrower.

16. EXECUTION. The Borrower executes this Note as a principal and not as a surety. If there is a Co-Signer, the Borrower and Co-Signer shall be jointly and severally liable under this Note.

17. GOVERNING LAW. This note shall be governed under the laws in the State of California.

With my signature below, I affirm that I have read and understood this promissory note.

Borrower’s Signature: ______________________________ Date: ________________

Bloomios Inc. with Michael Hill acting as CEO

Lender’s Signature: ______________________________ Date: ________________

AGPL Acquisition Inc. with Barrett Evans acting as CEO

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